Exhibit 10.7

VWR International Management Services

GmbH & Co. KG

Hilpertstrasse 20A, 64295 Darmstadt, Germany

Phone +49 6151 39 72 0 · www.vwr.com

EMPLOYMENT AGREEMENT

by and between

Peter Schüle

Rohnen 109

9414 Schachen b. Reute

and

VWR International Management Services

GmbH & Co. KG

Hilpertstraße 20a

D-64295 Darmstadt

§ 1 - Activities

(1)	You will be employed with our company as the President & Managing Director - Europe. At the same time, you will be included in the circle of executive officers of the VWR International Management Services GmbH & Co. KG Company.

(2)	You will perform the tasks you are assigned with faithfully and using your best efforts and act according to the instructions given by the company management and superiors / persons entrusted by the latter.

(3)	We are entitled to charge you with other equal tasks which correspond to your knowledge and abilities.

(4)	We reserve the right to transfer you within the entire company in the scope of Section 3 if this can reasonably be expected when carefully considering the corporate interests and your personal interests.

§ 2 - Place of Work

(1)	Regarding organizational aspects you are allocated to the Darmstadt site. We reserve the right to transfer you to another place of work in the scope of § 1 Section 3 and 4 if this can reasonably be expected when considering corporate interests and your individual interests.

VWR International Management Services GmbH & Co. KG	HypoVereinsbank München	Hilpertstr. 20a
Sitz der Gesellschaft: Darmstadt	(BLZ 70020270) Kto. 654775770	D-64295 Darmstadt
Handelsregister Darmstadt HRA 84044	IBAN:	Phone +49 6151 3972-0
vertreten durch die persönlich haftende Gesellschafterin	SWIFT/BIC: HYVEDEMM	Fax +49 6151 3972-450
VWR International Verwaltungs-GmbH mit Sitz in Darmstadt	Steuernummer:	www.vwr.com
(HRB 88322), wiederum vertreten durch die Geschäftsführer: Manuel Brocke-Benz, Henrik Rußmann	USt.-ID-Nr.:

(2)	In case of a company-induced transfer to another place of work, we reimburse the moving expenses to a reasonable amount in the scope of the tax provisions upon presentation of corresponding supporting documents.

§ 3 - Remuneration

(1)	Your activities are remunerated at the end of each month by payment of a salary amounting to a gross sum of € 26,800 per month. At the end of each month, the remuneration is paid by remittance into the bank account indicated by you. Taking into account 12.5 monthly salaries your fixed annual salary amounts to a gross sum of € 335,000.

(2)	In case of good performance and depending on the economic results, a variable bonus may be paid. There is no legal right to this bonus, even in case of repeated payment. The MIP (Management Incentive Plan) is decisive for the determination of this bonus. For the year 2013, your bonus objective amounts to 75% of your fixed annual salary according to the provisions of the incentive plan. You will receive a separate letter on the details of the bonus provisions.

For the year 2013, your bonus will be guaranteed at a minimum payment equal to 50% of target or € 125,625.

(3)	You will furthermore receive a monthly housing allowance of € 2,000 (gross).

(4)	By payment of the above remuneration, all activities to be performed by the employee according to this Employment Agreement are compensated. In particular, overtime is not remunerated separately.

(5)	You are bound to secrecy regarding the amount of your remuneration.

§ 4 - Equity & Long Term Incentives

(1)	You will be eligible to participate in the Varietal Distribution Holdings, LLC (VWR holding company) equity program. This is a one-time offer with an opportunity to participate at up to a US$2,000,000 investment level. The details of this investment opportunity will be provided in, and will be subject to the Securities Purchase Plan and separate documentation that will be provided.

(2)	In addition, you will be eligible to receive a total of 20,356 series 2 class B shares. These shares will vest at 25% per year and will become fully vested on December 31, 2016.

VWR International Management Services GmbH & Co. KG	HypoVereinsbank München	Hilpertstr. 20a
Sitz der Gesellschaft: Darmstadt	(BLZ 70020270) Kto. 654775770	D-64295 Darmstadt
Handelsregister Darmstadt HRA 84044	IBAN:	Phone +49 6151 3972-0
vertreten durch die persönlich haftende Gesellschafterin	SWIFT/BIC: HYVEDEMM	Fax +49 6151 3972-450
VWR International Verwaltungs-GmbH mit Sitz in Darmstadt	Steuernummer:	www.vwr.com
(HRB 88322), wiederum vertreten durch die Geschäftsführer: Manuel Brocke-Benz, Henrik Rußmann	USt.-ID-Nr.:

§ 5 - Assignment and Pledging

Assignment or pledging of claims from the employment, in particular claims for remuneration, require our consent.

§ 6 - Company Car

In your role as defined in § 1, you are provided with a company car on the basis of a separate company car agreement. Furthermore, the provisions of use result from the Car Policy as amended.

§ 7 - Reimbursement of Expenses

The reimbursement of costs resulting from business trips are subject to our general provisions on the reimbursement of traveling expenses.

§ 8 - Inability of Performance and Continued Payment of Salary

(1)	You are obliged to announce any inability of performance and its expected duration immediately if possible prior to start of work. On request, the reasons for the inability of performance are to be communicated.

(2)	If inability of performance lasts more than two calendar days, you are obliged to present a doctor’s note on the inability of performance and the expected duration at latest on the next working day. We reserve the right to request the presentation of a doctor’s note on the inability of performance even earlier. If the inability of performance lasts longer than indicated in the doctor’s note, you are obliged to submit a new doctor’s note within three working days after the certified end of the inability of performance. Also in this case, exceeding of the certified time of inability of performance is to be announced immediately.

(3)	In case of inability of performance due to sickness, the payment of your salary is continued according to the legal provisions.

(4)	If the inability of performance was induced by a third party, you herewith transfer to us already today the claims for damages amounting to the continued payment of salary to be made by us. In this case, you undertake to provide us with any information required for assertion of the claims.

VWR International Management Services GmbH & Co. KG	HypoVereinsbank München	Hilpertstr. 20a
Sitz der Gesellschaft: Darmstadt	(BLZ 70020270) Kto. 654775770	D-64295 Darmstadt
Handelsregister Darmstadt HRA 84044	IBAN:	Phone +49 6151 3972-0
vertreten durch die persönlich haftende Gesellschafterin	SWIFT/BIC: HYVEDEMM	Fax +49 6151 3972-450
VWR International Verwaltungs-GmbH mit Sitz in Darmstadt	Steuernummer:	www.vwr.com
(HRB 88322), wiederum vertreten durch die Geschäftsführer: Manuel Brocke-Benz, Henrik Rußmann	USt.-ID-Nr.:

§ 9 - Second Occupation

(1)	You undertake to devote your full efforts to our company and to perform a second occupation only after our prior written consent.

(2)	We will consent to a second occupation insofar as reasonable corporate interests are not impaired.

(3)	We can revoke our consent at any time if reasonable corporate interests are impaired while taking into account your personal interests.

§ 10 - Vacation

(1)	At the moment, you are entitled to paid annual vacation of 30 working days. The vacation year shall be equal to the calendar year. During this period the vacation is to be granted and to be taken.

(2)	The time of vacation is to be consented with us considering the corporate requirements and your personal requests.

(3)	In case of urgent corporate or personal reasons, the right to vacation can be transferred to the following year. In order to prevent lapse of the entitlement to vacation, it is to be taken by 31 March of the following year at latest.

(4)	In the year of joining and in the year of resignation, you are granted one twelfth of your annual vacation for each started month of employment. If you retire or are disabled otherwise, you are entitled to the entire annual vacation.

(5)	We pay an annual vacation allowance currently amounting to a gross sum of € 613.50. The vacation allowance will be paid together with the salary for June. In the year of joining and in the year of resignation, the vacation allowance will be paid on a pro rata basis. Part-time employees receive a vacation allowance for their contractual working time in proportion to the full-time employment.

§ 11 - Work Results and Inventions

(1)	You undertake to notify us of all work results as well as observations and experience made in the scope of your activity and to provide them to us for exclusive use and free disposal.

(2)	Insofar as work results are subject to the legal provisions on employee inventions, the provisions of this law shall apply to you as well as to us without any restrictions.

VWR International Management Services GmbH & Co. KG	HypoVereinsbank München	Hilpertstr. 20a
Sitz der Gesellschaft: Darmstadt	(BLZ 70020270) Kto. 654775770	D-64295 Darmstadt
Handelsregister Darmstadt HRA 84044	IBAN:	Phone +49 6151 3972-0
vertreten durch die persönlich haftende Gesellschafterin	SWIFT/BIC: HYVEDEMM	Fax +49 6151 3972-450
VWR International Verwaltungs-GmbH mit Sitz in Darmstadt	Steuernummer:	www.vwr.com
(HRB 88322), wiederum vertreten durch die Geschäftsführer: Manuel Brocke-Benz, Henrik Rußmann	USt.-ID-Nr.:

(3)	We undertake to keep the notified development results confidential as long as this is required by your reasonable concerns while this obligation expires when the development result is in-house or general state-of-the-art and / or otherwise known to the public. You will grant us an irrevocable and exclusive right of use of these development results.

(4)	You are always prepared to give explanations required for the development, transfer, or abandonment of industrial property rights. This obligation shall survive the end of the employment.

§ 12 - Publications and Talks

Publications as well as other papers or talks are to be submitted for approval prior to publication insofar as reasonable corporate interests are affected.

§ 13 - Confidentiality

(1)	You undertake to keep strictly confidential towards unauthorized persons – also within the company — all confidential business matters and operations, in particular business and trade secrets of which you may obtain knowledge in the scope of your activity.

(2)	The obligation to secrecy survives the resignation from the company.

§ 14 - Behavior at Work Place

Behavior at the work place is subject to the respective provisions of our Code of Conduct.

§ 15 - Termination of Employment

(1)	The employment agreement can be terminated by giving six months’ notice to the end of the quarter. If longer periods of notice than the above are stipulated by law, they shall apply to both parties. The right to termination for cause shall remain unaffected thereby.

(2)	Termination requires the written form for being effective.

VWR International Management Services GmbH & Co. KG	HypoVereinsbank München	Hilpertstr. 20a
Sitz der Gesellschaft: Darmstadt	(BLZ 70020270) Kto. 654775770	D-64295 Darmstadt
Handelsregister Darmstadt HRA 84044	IBAN:	Phone +49 6151 3972-0
vertreten durch die persönlich haftende Gesellschafterin	SWIFT/BIC: HYVEDEMM	Fax +49 6151 3972-450
VWR International Verwaltungs-GmbH mit Sitz in Darmstadt	Steuernummer:	www.vwr.com
(HRB 88322), wiederum vertreten durch die Geschäftsführer: Manuel Brocke-Benz, Henrik Rußmann	USt.-ID-Nr.:

(3)	Without termination the employment shall expire at the end of the month preceding the first payment of old age insurance benefits, at latest after expiry of that month as from which you are entitled to full old age insurance benefits.

(4)	In any case, the employment ends upon expiry of the month in which you reach the retirement age stipulated by law.

(5)	If your employment with VWR is terminated (i) by VWR without Cause (as defined on Annex 1) or (ii) by you for Good Reason (as defined on Annex 1), you will be entitled to receive (A) an aggregate amount equal to one and a half times the sum of your base salary then in effect and your target bonus for the year in which such termination occurs, payable in equal installments on VWR’s regular payroll dates during a period of twelve months after such termination and (B) continued health benefits for a period of twelve months after such termination.

(6)	The payments (and benefits) described in the immediately preceding sentence that are due to be paid (or provided) more than sixty (60) days after your termination are subject to your execution of a general release in the form attached to this Letter Agreement as Annex 2 no later than fifty (50) days after your termination. You agree to be subject to those restrictions set forth on Annex 1 attached hereto, which are a part of this letter agreement (the “Employee Covenants”).

(7)	If you incur a Disability (as defined on Annex 1), you will be entitled to receive a lump-sum payment, as soon as practicable following your Disability but in no event later than March 15 of the calendar year following the calendar year in which such Disability is incurred, in an amount equal to the target amount of your bonus for the year in which such Disability is incurred, prorated for the portion of such year during which you were employed with VWR. In addition, you shall be entitled to receive payments of your base salary until payments to you under VWR’s long-term disability plan commence but in any event for a period not to exceed 18 months from the date of your termination of employment.

(8)	If your employment with VWR is terminated by reason of your death, your beneficiary or estate, as applicable, will be entitled to receive a lump-sum payment as soon as practicable following your death but in no event later than March 15 of the calendar year following the calendar year in which your death occurs, in an amount equal to the target amount of your bonus for the year in which your death occurs, prorated for the portion of such year during which you were employed with VWR.

VWR International Management Services GmbH & Co. KG	HypoVereinsbank München	Hilpertstr. 20a
Sitz der Gesellschaft: Darmstadt	(BLZ 70020270) Kto. 654775770	D-64295 Darmstadt
Handelsregister Darmstadt HRA 84044	IBAN:	Phone +49 6151 3972-0
vertreten durch die persönlich haftende Gesellschafterin	SWIFT/BIC: HYVEDEMM	Fax +49 6151 3972-450
VWR International Verwaltungs-GmbH mit Sitz in Darmstadt	Steuernummer:	www.vwr.com
(HRB 88322), wiederum vertreten durch die Geschäftsführer: Manuel Brocke-Benz, Henrik Rußmann	USt.-ID-Nr.:

(9)	You shall be under no obligation to seek other employment for any reason or to mitigate any severance payments following a termination of your employment with VWR for any reason. In addition, there shall be no offset against amounts due to you upon termination of your employment with VWR on account of any compensation attributable to any employment subsequent to your employment with VWR. Either you or VWR may terminate your employment with VWR at any time.

(10)	Except as provided above in this Severance/Restrictive Covenants section, you shall not be entitled to any other salary, compensation or benefits from VWR after termination of your employment with VWR, except as otherwise specifically provided for in VWR’s employee benefit plans or as otherwise expressly required by applicable law.

§ 16 - Release from Work

We are entitled to release you from work upon termination of the employment until expiry of the period of notice taking into account the outstanding vacation and other work time bonuses while continuing to pay the remuneration to which you are entitled insofar as we have reasonable interests in your premature suspension warranting protection.

§ 17 - Return of Documents and Other Items

We retain title to all documents or other items such as samples, catalogues, price lists, drawings, etc. provided to you. They are to be returned at our request and after termination of the employment agreement; in case of suspension they are to be returned immediately and without being requested to do so.

§ 18 - Cut-off Periods

(1)	The claims of both parties from the employment are to be asserted in writing within a cut-off period of three months after the due date. After expiry of this period the assertion is excluded.

(2)	If the other party rejected the claim in writing or did not respond timely, the claim is to be enforced legally within a period of three months.

§ 19 - Final Provisions

(1)	This Employment Agreement constitutes the entire agreement between the parties. Any collateral agreements have not been made. Previous written or oral arrangements or employment agreements are canceled herewith. The general corporate provisions shall also apply to this Employment Agreement.

VWR International Management Services GmbH & Co. KG	HypoVereinsbank München	Hilpertstr. 20a
Sitz der Gesellschaft: Darmstadt	(BLZ 70020270) Kto. 654775770	D-64295 Darmstadt
Handelsregister Darmstadt HRA 84044	IBAN:	Phone +49 6151 3972-0
vertreten durch die persönlich haftende Gesellschafterin	SWIFT/BIC: HYVEDEMM	Fax +49 6151 3972-450
VWR International Verwaltungs-GmbH mit Sitz in Darmstadt	Steuernummer:	www.vwr.com
(HRB 88322), wiederum vertreten durch die Geschäftsführer: Manuel Brocke-Benz, Henrik Rußmann	USt.-ID-Nr.:

(2)	Modifications of and / or supplements to this agreement require the written form for being effective. Oral or implicit agreements on the revocation of the written form are ineffective.

(3)	Should provisions of this agreement be legally ineffective in whole or in part, the remaining provisions shall remain unaffected thereby.

Darmstadt, 18 February 2013

VWR International Management Services GmbH & Co. KG	I herewith agree to the above provisions:

ppa. Darmstadt,	February 20, 2013	(date)

/s/ Manuel Brocke-Benz	/s/ Peter Schüle
Manuel Brocke-Benz	Peter Schüle

/s/ Henrik Russmann
Henrik Russmann

VWR International Management Services GmbH & Co. KG	HypoVereinsbank München	Hilpertstr. 20a
Sitz der Gesellschaft: Darmstadt	(BLZ 70020270) Kto. 654775770	D-64295 Darmstadt
Handelsregister Darmstadt HRA 84044	IBAN:	Phone +49 6151 3972-0
vertreten durch die persönlich haftende Gesellschafterin	SWIFT/BIC: HYVEDEMM	Fax +49 6151 3972-450
VWR International Verwaltungs-GmbH mit Sitz in Darmstadt	Steuernummer:	www.vwr.com
(HRB 88322), wiederum vertreten durch die Geschäftsführer: Manuel Brocke-Benz, Henrik Rußmann	USt.-ID-Nr.:

VWR International Management Services, GmbH & Co. KG

PERSONAL SERVICES, CONFIDENTIALITY AND INVENTIONS AGREEMENT

THIS AGREEMENT (this “Agreement”) is between VWR International Management Services, GmbH & Co. KG, presently located at Hilpertstrasse 20A, 64295 Darmstadt, Germany (together with its affiliates, “VWR “) and Peter Schüle (“Executive” or “I”) who is employed by VWR.

VWR’s sound business policy requires that its trade secrets, technical and non-technical know-how, business knowledge, plans, systems, business methods, business records and customer relations to be protected and not utilized by any person or firm who competes or wants to compete with VWR. The parties wish to evidence the terms of the employment relationship between them and particularly to set forth certain restrictions which shall apply to Executive in the event of termination of his/her employment with VWR.

In consideration of and as part of the terms of employment by VWR, it is agreed as follows:

Compensation and Benefits. Executive shall be entitled to a salary, annual bonus and other monetary compensation, which shall be established by VWR at the inception of employment, and may be periodically thereafter adjusted for increase only. Executive shall also be entitled to participate in various VWR employee benefit plans.

Executive’s General Obligations; Conflicts of Interest. During my employment with VWR, I agree to devote substantially all my working time during normal business hours to VWR. During my employment with VWR, I agree to use my best efforts to perform the duties associated with my position and title with VWR as VWR may direct, not to engage in any other business or activity the nature of which shall be determined by VWR to be competitive with VWR, its suppliers or its customers and to comply with any Conflict of Interest Policy of VWR; provided that, with the approval of VWR, which such approval shall not be unreasonably delayed or withheld, I may serve on the board of directors of one public company. I further agree to conform to all VWR policies, practices, and procedures, to the extent such policies, practices and procedures have been provided to me in writing, as well as lawful directions of VWR and/or its affiliates as to performance of services for VWR, to the extent that the same are consistent with my position and title with VWR.

No Existing Restrictive Agreements. I represent that I am not a party to any contract limiting my present or future right to work for VWR or to perform such activities as shall be required from time to time by VWR.

Prior Employer Information. I agree that I will not use improperly or disclose any confidential or proprietary information or trade secrets of my former or current employers, principals, partners, co-venturers, customers, or suppliers, or the vendors or customers of such persons or entities, and I will not violate any nondisclosure or proprietary rights agreement I might have signed in connection with any such employer, person or entity.

Non-Disclosure of Information. I recognize that, in the performance of my duties with VWR, Confidential Information belonging to VWR will come into my possession, including, without limitation, information regarding business methods, plan, systems, customer lists and customer relations, vendor lists and vendor relations, cost and pricing information, distribution and logistical information, and other information relating to the business of VWR that is not known to the general public. I recognize that the business of VWR is materially dependent upon the relationship between VWR and its customers who are serviced by its associates and that VWR has and will entrust me with Confidential Information, that must remain the property of VWR. As used in this Agreement, “Confidential Information” shall mean the trade secrets, technical and non-technical know-how, technical and business knowledge and information, plans and systems, business methods, customer lists and customer relations of VWR, including but not limited to research, development, manufacturing, purchasing, accounting, data processing, engineering, marketing, merchandising, selling and invoicing, which information is acquired from or through VWR during the course of my employment by VWR. “Confidential Information” shall not include any information that is or becomes publicly known or that enters the public domain other than as a result of my breach of my obligations under this Agreement or any other agreement between me and VWR or its affiliates. I agree that I will not at any time hereafter disclose Confidential Information to third parties or use Confidential Information for any purpose other than to further VWR’s business, except as is required by law, any court of competent jurisdiction or any governmental agency or authority or recognized subpoena power.

Assignment of Inventions. I will make prompt and full disclosure to VWR, will hold in trust for the sole benefit of VWR, and will assign, exclusively to VWR all my right, title, and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material, and trade secrets (collectively herein “Inventions”) that I, solely or jointly, may conceive, develop, or reduce to practice during the period of time I am in the employ of VWR. I hereby waive and quitclaim to VWR any and all claims of any nature whatsoever that I now or hereafter may have for infringement of any patent resulting from any patent applications for any Inventions so assigned to VWR.

My obligation to assign shall not apply to any Invention about which I can prove that:

it was developed entirely on my own time; and

no equipment, supplies, facility, services, or trade secret information of VWR were used in its development; and

it does not relate (i) directly to the business of VWR or (ii) to the actual or demonstrably anticipated research or development of VWR; and

it does not result from any work performed by me for VWR.

Excluded and Licensed Inventions. I have attached hereto a list describing all Inventions belonging to me and made by me prior to my employment with VWR that I wish to have excluded from this Agreement. If no such list is attached, I represent that there are no such Inventions. If in the course of my employment at VWR, I incorporate into a VWR product, process, or machine, an Invention owned by me or in which I have an interest, VWR is hereby granted and shall have an exclusive royalty-free, irrevocable, worldwide license to make, have made, use, and sell that Invention without restriction as to the extent of my ownership or interest.

Application for Copyrights and Patents. I will execute any proper oath or verify any proper document in connection with carrying out the terms of this Agreement. If, because of my mental or physical condition or for any other reason whatsoever, VWR is unable to secure my signature to apply for or to pursue any application for any United States or foreign patent or copyright covering Inventions assigned to VWR as stated above, I hereby irrevocably designate and appoint VWR and its duly authorized officers and agents as my agent and attorney in fact, to act for me and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of U.S. and foreign patents and copyrights thereon with the same legal force and effect as if executed by me. I will testify at VWR’s request and expense in any interference, litigation, or other legal proceeding that may arise during or after my employment.

Third Party Information. I recognize that VWR has received and will receive confidential or proprietary information from third parties subject to a duty on VWR’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. This information shall be deemed not to include shall not include any information that is or becomes publicly known or that enters the public domain other than as a result of my breach of my obligations under this Agreement or any other agreement between me and VWR or its affiliates. During the term of my employment and thereafter I will not disclose nor use such information for the benefit of anyone other than VWR or such third party, or in any manner inconsistent with any agreement between VWR and such third party of which I am made aware, except as is required by law, any court of competent jurisdiction or any governmental agency or authority or recognized subpoena power.

Non-Waiver. The failure by VWR to enforce any of the provisions hereof upon any default by me at a particular time or under certain circumstances shall not be treated as a permanent waiver of such provisions and shall not prevent subsequent enforcement of such provisions upon default by either party.

Irreparable Harm. I agree that any proven breach of this Agreement by me would cause irreparable harm to VWR for which monetary damages could not adequately compensate. If VWR proves a breach, irreparable harm shall be presumed and I expressly waive any bonding requirement as a prerequisite to VWR obtaining injunctive relief. VWR can also seek damages.

Assignability of This Agreement. The services contracted for between VWR and me in this Agreement are personal, and therefore I may not assign this Agreement to any other person or entity. This Agreement may, however, be assigned by VWR to a successor to the business of VWR.

Severability. It is the intention of the parties that this Agreement shall be enforceable to the fullest extent permitted by local, state, and/or federal law in the jurisdiction in which performance of this Agreement occurs, or in which performance of this Agreement is sought to be enforced. In the event that a court of competent jurisdiction determines that one or more provisions of this Agreement are not enforceable under the provisions of the jurisdiction in which performance occurs or enforcement is sought, such a determination shall not affect the enforceability of the remainder of this Agreement.

Other Agreements. This Agreement, together with the letter agreement, dated 18 February, 2013, between me and VWR (the “Letter Agreement”), sets forth the sole and entire agreement between the parties hereto, and supersedes and replaces any and all prior agreements, whether oral, written, or implied, entered into by me and VWR, pertaining to my employment, the terms, conditions, and responsibilities thereof, and/or any other subject matter contained in this Agreement or the Letter Agreement. This Agreement and the Letter Agreement shall be considered together as one agreement. There will be no modification of this Agreement, either verbal, implied, written, or otherwise, except through a written agreement signed by me, and an officer of VWR, which refers to the specific paragraph of this Agreement intended to be modified, and sets forth, in writing, the specific modification of said paragraph.

WITNESS WHEREFORE, the parties have executed this Agreement as of the 18th day of February, 2013.

/s/ Peter Schüle	VWR International Management
Executive – Signature	Services,
GmbH & Co. KG

By:

	By:	/s/ Henrik Russmann
Its:
Peter Schüle
Executive – Print Name

Annex 1 - Employee Covenants

Noncompetition and Nonsolicitation. You acknowledge that in the course of your employment with VWR or any of its Subsidiaries or Affiliates you will become familiar with VWR’s and its Subsidiaries’ and Affiliates’ trade secrets and with other confidential information concerning VWR and such Subsidiaries and Affiliates and that your services will be of special, unique and extraordinary value to VWR and such Subsidiaries and Affiliates. Therefore, you agree that:

Noncompetition. During the Employment Period and for a period of twelve months thereafter, you shall not directly or indirectly, anywhere in the world, own, manage, control, participate in, consult with, render services for or enter into employment with any distributor with annual sales revenue exceeding $200,000,000 in the laboratory supplies industry (the “Business”). Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as you have no active participation in the business of such corporation.

Nonsolicitation. During the Employment Period and for a period of eighteen months thereafter, you shall not directly or indirectly (i) induce or attempt to induce any employee of VWR or any of its Subsidiaries or Affiliates to leave the employ of VWR or any such Subsidiary or Affiliate, or in any way interfere with the relationship between VWR or any of its Subsidiaries or Affiliates and any employee thereof, (ii) hire any person who was an employee of VWR or any of its Subsidiaries or Affiliates within 180 days after a Separation, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of VWR or any of its Subsidiaries or Affiliates to cease doing business with VWR or such Subsidiary or Affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and VWR or any of its Subsidiaries or Affiliates or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the Business and with which VWR or any of its Subsidiaries or Affiliates has entertained discussions relating to the acquisition of such business by VWR or any of its Subsidiaries or Affiliates in the twelve month period immediately preceding a Separation.

Compensation. Varietal Management Services is obliged to pay you a monthly compensation for the period of the post-contractual Noncompetition and Nonsolicitation (eighteen months after the Separation) according to aforementioned Sections 1(a) and 1(b) in the amount of half of your last contractual Base Salary. The compensation is paid at the end of each month. Payments according to this Section 1(c) will be set off against possible claims according to the “Severance/Restrictive Covenants” section of this Letter Agreement. Any income you receive during the period of the post-contractual Noncompetition and Nonsolicitation from using your working capacity will be deducted from this compensation according to this Section 1(c) in application of § 74 c HGB (German code of commercial law). You shall inform VWR International without demand to the end of the respective quarter year, if so, to which amount you receive any other income. At VWR International’s request, you have to substantiate this information. VWR International may at any time issue to you a written waiver of this post-contractual Noncompetition. In that case, the obligation to pay compensation according to this Section 1(c) shall expire 6 months after issuance of such waiver. Unless otherwise provided above, Sections 74 et seq. of the HGB [German Commercial Code] shall apply accordingly.

Enforcement. If, at the time of enforcement of Section 1 or 2, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because your services are unique and because you have access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Annex 1. Therefore, in the event a breach or threatened breach of this Annex 1, VWR or any of its Subsidiaries or Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

Additional Acknowledgments. You acknowledge that the provisions of Sections 1 and 2 are in consideration of: (i) employment with VWR or its Subsidiaries or Affiliates and (ii) additional good and valuable consideration, including the payment of salary and bonus, as set forth in this letter agreement. In addition, you agree and acknowledge that the restrictions contained in Sections 1 and 2 do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. In addition, you acknowledge (A) that the business of VWR and its Subsidiaries and Affiliates will be conducted throughout the world, (B) notwithstanding the state of incorporation or principal office of VWR or any of its Subsidiaries or Affiliates, or any of their respective executives or employees (including you), it is expected that VWR and its Subsidiaries and Affiliates will have business activities and have valuable business relationships within its industry throughout the world, and (C) as part of your responsibilities, you will be traveling throughout the world in furtherance of VWR’s or any of its Subsidiaries’ or Affiliates’ business and relationships. You agree and acknowledge that the potential harm to VWR and any of its Subsidiaries and Affiliates of the non-enforcement of Sections 1 and 2 outweighs any potential harm to you of its enforcement by injunction or otherwise. You acknowledge that you have carefully read this Annex 1 and have given careful consideration to the restraints imposed upon you by this Annex 1, and are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of VWR and any of its Subsidiaries and Affiliates now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by this Annex 1 is reasonable with respect to subject matter, time period and geographical area.

Definitions.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Board” means VWR’s board of directors.

“Cause” means (i) the conviction of a felony or the commission of fraud with respect to VWR or any of its Subsidiaries or Affiliates or any of their customers or suppliers, (ii) substantial and repeated failure to perform duties as reasonably directed by the Board or a supervisor or report, after providing you with 15 days’ prior written notice and a reasonable opportunity to remedy such failure and (iii) gross negligence or willful misconduct with respect to VWR or any of its Subsidiaries or Affiliates. “Cause” shall be deemed not to include any act or failure to act, on your part, unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of VWR or any of its respective Affiliates. Any act, or failure to act, based upon authority given pursuant to a direction from the Board or based upon the advice of counsel for VWR or any of its respective Affiliates shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of VWR and its Affiliates. Your cessation of employment shall not be deemed to be for Cause unless and until (i) there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of at least a majority of the entire membership of the Board (excluding for this purpose any seat on the Board then held by you) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, that Cause exists for the termination of your employment, and specifying the particulars thereof in reasonable detail and (ii) if capable of cure within 30 days, you shall have been given 30 days from the date of the meeting of the Board at which you were given an opportunity, together with counsel, to be heard by the Board to cure the conduct specified by the Board. At any such Board meeting, you shall be automatically recused from participation in such meeting as a member of the Board.

“Disability” means any physical or mental injury, illness or incapacity as a result of which you are unable to perform the functions of your duties for a continuous period of more than 90 days or for 120 days (whether or not continuous) within a 180 day period, as reasonably determined by the Board in good faith.

Employment Period” means the period during which you are employed by VWR or any of its Subsidiaries or Affiliates, regardless of whether such employment is pursuant to the terms of this Letter Agreement or another agreement.

“Good Reason” means (i) VWR materially changes your authority, titles, reporting rights or obligations, and/or duties in a manner inconsistent with the position you currently hold or as described in the Letter Agreement, (ii) VWR fails to make any payment to you, or provide you with any benefit, required to be paid or provided to you pursuant to the Letter Agreement, (iii) VWR reduces your base salary and/or bonus entitlement described in your Letter Agreement, (iv) a relocation of your principal place of employment to a location that increases your commuting distance by more than 25 miles, except for travel by you on company business or (v) any successor to the business of VWR fails to assume VWR’s obligations under the Letter Agreement; provided that, in order for your resignation for Good Reason to be effective, written notice of the occurrence any event that constitutes Good Reason must be delivered by you to VWR within 180 days after you have actual knowledge of the occurrence of any such event and the occurrence of such event is not cured by VWR within ten (10) days after the date of such written notice by you to VWR.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Separation” means you ceasing to be employed by VWR or any of its Subsidiaries or Affiliates for any reason.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of VWR.

Miscellaneous.

Applicable Law. This Annex 1 shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Pennsylvania.

Consent to Jurisdiction. You hereby irrevocably submit to the nonexclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania and the state courts of the State of Pennsylvania for the purposes of any suit, action or other proceeding arising out of this Annex 1 or any transaction contemplated hereby. You further agree that service of any process, summons, notice or document by certified or registered mail to your address as listed above or such other address or to the attention of such other person as you have specified by prior written notice to VWR shall be effective service of process in any action, suit or proceeding in the State of Pennsylvania with respect to any matters to which you have submitted to jurisdiction as set forth above in the immediately preceding sentence. You irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Annex 1 or the transactions contemplated hereby in the United States District Court for the Eastern District of Pennsylvania or the state courts of the State of Pennsylvania and hereby irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

Additional Agreements. The provisions of this Annex 1 are in addition, and do not supersede, the provisions of the Personal Services, Confidentiality and Inventions Agreement between you and VWR.

MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS LETTER AGREEMENT (INCLUDING VWR) HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS LETTER AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.